Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

SIRIUS XM RADIO INC.,

SIRIUS XM HOLDINGS INC.

and

SIRIUS XM MERGER SUB INC.

Dated as of November 14, 2013

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 14, 2013, is entered into by and among SIRIUS XM RADIO INC., a Delaware corporation (the “Company”), SIRIUS XM HOLDINGS INC., a Delaware corporation and a wholly-owned subsidiary of the Company (“Holdings”), and SIRIUS XM MERGER SUB INC., a Delaware corporation and a wholly-owned subsidiary of Holdings (“Merger Sub”).

WHEREAS, as of the date hereof, the authorized capital stock of the Company consists of 9,000,000,000 shares of common stock, par value $0.001 per share (the “Company Common Stock”), of which, as of the close of business on November 8, 2013, approximately 6,136,299,171 shares were issued and outstanding;

WHEREAS, Holdings and Merger Sub are newly formed Delaware corporations organized for the purpose of participating in the transactions herein contemplated;

WHEREAS, as of the date hereof, the authorized capital stock of Holdings consists of 1,000 shares of common stock, par value $0.001 per share (the “Holdings Common Stock”), of which 1,000 shares are issued and outstanding;

WHEREAS, as of the date hereof, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share (the “Merger Sub Common Stock”), of which 1,000 shares are issued and outstanding;

WHEREAS, the Company desires to create a new holding company structure by merging Merger Sub with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger (the “Surviving Corporation”), and in connection therewith, following the Effective Time (as defined below), all of the shares of Company Common Stock will be owned by Holdings and the Company will be a direct, wholly-owned subsidiary of Holdings;

WHEREAS, immediately following the Effective Time, the designations, rights, powers and preferences, and the qualifications, limitations and restrictions of the Holdings Common Stock will be the same as those of the Company Common Stock;

WHEREAS, the certificate of incorporation of Holdings and the by-laws of Holdings immediately following the Effective Time will be identical to the Amended and Restated Certificate of Incorporation of the Company (the “Company Charter”) and the Amended and Restated By-Laws of the Company (the “Company By-Laws”), in each case, in effect immediately prior to the Effective Time (other than with respect to certain modifications permitted by Section 251(g) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”));

WHEREAS, immediately following the Effective Time, the certificate of incorporation of the Surviving Corporation will be identical to the Company Charter immediately prior to the Effective Time (other than with respect to certain modifications required by Section 251(g) of the DGCL);

WHEREAS, the directors and officers of the Company immediately prior to the Effective Time will be the directors and officers, respectively, of Holdings immediately following the Effective Time;

WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder and (ii) this Agreement shall constitute a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger qualify as a transfer subject to Section 351 of the Code; and

WHEREAS, the Board of Directors of each of the Company, Holdings and Merger Sub have (i) determined that it is in the best interests of their respective companies and respective stockholders, and declared it advisable, to enter into this Agreement and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the Merger in accordance with Section 251(g) of the DGCL and upon the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01. The Merger. At the Effective Time and subject to the conditions set forth in this Agreement, and in accordance with the provisions of Section 251(g) of the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the Surviving Corporation.

SECTION 1.02. Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) in the form attached hereto as Exhibit A with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the parties prior to the Effective Time and specified in the Certificate of Merger, being referred to as the “Effective Time”).

SECTION 1.03. Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL (including, without limitation, Section 251(g) thereof). Without limiting the generality of the foregoing, at the Effective Time all the assets and property of every kind and every interest in the assets and property, wherever located, and the rights, privileges, immunities, powers, franchises and authority of Merger Sub and the Company shall vest in the Surviving Corporation, and all obligations and liabilities of Merger Sub and the Company shall become the obligations and liabilities of the Surviving Corporation.

SECTION 1.04. Articles of Incorporation and By-Laws.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the Company Charter, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein and in accordance with the DGCL; provided, that from and after the Effective Time a new Article TWELVE shall be added thereto, reading as follows:

“TWELVE: Other than the election or removal of directors of the Corporation, any act or transaction by or involving the Corporation that requires for its adoption under the General Corporation Law of the State of Delaware or this Amended and Restated Certificate of Incorporation the approval of the stockholders of the Corporation shall, pursuant to Section 251(g)(7)(i) of the General Corporation Law of the State of Delaware, require, in addition, the approval of the stockholders of Sirius XM Holdings, Inc. (or any successor by merger), by the same vote as is required by the General Corporation Law of the State of Delaware and/or this Amended and Restated Certificate of Incorporation.”

(b) As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the Company By-Laws, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein and in accordance with the DGCL and the certificate of incorporation of the Surviving Corporation.

(c) In accordance with Section 251(g) of the DGCL, Holdings agrees to file (and the Company as the sole stockholder of Holdings hereby approves the filing of) an Amended and Restated Certificate of Incorporation of Holdings with the Secretary of State of the State of Delaware immediately prior to the Effective Time identical to the Company Charter in effect immediately prior to the Effective Time, except that references to the name of the Company shall be replaced with references to the name of Holdings and with any such other modifications as may permitted by Section 251(g) of the DGCL. Holdings further agrees to adopt by-laws immediately prior to the Effective Time identical to the Company By-Laws in effect immediately prior to the Effective Time except that references to the name of the Company shall be replaced with references to the name of Holdings.

SECTION 1.05. Directors and Officers.

(a) Surviving Corporation. The parties hereto shall take all actions necessary so that from and after the Effective Time, (i) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation and (ii) the directors of the Surviving Corporation shall consist solely of Patrick L. Donnelly, David J. Frear and James E. Meyer, in each case to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier resignation or removal.

(b) Holdings. The parties hereto shall take all actions necessary so that from and after the Effective Time, the directors and officers of the Company immediately prior to the Effective Time shall be the directors and officers of Holdings immediately after the Effective Time, each to hold office in accordance with the certificate of incorporation and by-laws of Holdings until their respective successors are duly elected or appointed and qualified or until their earlier resignation or removal.

SECTION 1.06. Additional Actions. Subject to the terms of this Agreement, the parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger and to comply with the requirements of Section 251(g) of the DGCL. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either Merger Sub or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to secure and deliver, in the name and on behalf of each of Merger Sub and the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of Merger Sub and the Company or otherwise, all such actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II

EFFECT OF THE MERGER

SECTION 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company, Holdings or any holder of any of the following securities:

(a) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Common Stock to be cancelled pursuant to Section 2.01(b)) shall be cancelled and extinguished and be converted automatically into the right to receive one validly issued, fully paid and nonassessable share of Holdings Common Stock having the same designations, rights, powers and preferences, and the qualifications, limitations and restrictions thereof as the shares of Company Common Stock being so converted.

(b) Cancellation of Treasury Stock. Each share of Company Common Stock that is owned by the Company immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Capital Stock of Merger Sub. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and converted automatically into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(d) Capital Stock of Holdings. Each share of Holdings Common Stock issued and outstanding that is owned by the Company immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(e) No Appraisal Rights. In accordance with the DGCL, no appraisal rights shall be available to any holders of Company Common Stock in connection with the Merger.

SECTION 2.02. No Surrender of Certificates; Book-Entry Shares. At the Effective Time, the designations, rights, powers and preferences, and qualifications, limitations and restrictions, of the Holdings Common Stock will, in each case, be identical with those of the Company Common Stock immediately prior to the Effective Time. Accordingly, until thereafter surrendered for transfer or exchange in the ordinary course, each outstanding certificate that, immediately prior to the Effective Time, evidenced Company Common Stock shall, from the Effective Time, be deemed and treated for all corporate purposes to evidence the ownership of the same number of shares of Holdings Common Stock. In addition, each outstanding book-entry that, immediately prior to the Effective Time, evidenced Company Common Stock shall, from the Effective Time, be deemed and treated for all corporate purposes to evidence the ownership of the same number of shares of Holdings Common Stock.

SECTION 2.03. Effect on Options and Other Share-Based Awards.

(a) Options. At the Effective Time, each unexercised and unexpired option to purchase Company Common Stock (collectively, the “Options”) then outstanding under the Sirius XM Radio Inc. 2009 Long-Term Stock Incentive Plan, the XM Satellite Radio Holdings Inc. 2007 Stock Incentive Plan, the Amended and Restated Sirius Satellite Radio 2003 Long-Term Stock Incentive Plan, the XM Satellite Radio Holdings Inc. 1998 Shares Award Plan, as amended, the XM Satellite Radio Holdings Inc. Talent Option Plan and any other equity-based incentive plans of the Company in existence as of the Effective Time, which provides for the purchase, grant or issuance of Company Common Stock (collectively, the “Equity Plans”), whether or not then exercisable, shall, by virtue of the Merger and without any action on the part of the holder thereof, be assumed by Holdings. Each Option so assumed by Holdings under this Agreement will continue to have, and be subject to, the same terms and conditions as set forth in the applicable Equity Plan and any agreements in effect thereunder immediately prior to the Effective Time including, without limitation, the vesting schedule (without acceleration thereof by virtue of the Merger and the transactions contemplated hereby) and per share exercise price, except that each Option will be exercisable (or will become exercisable in accordance with its terms) for that number of shares of Holdings Common Stock equal to the number of shares of Company Common Stock which were subject to such Option immediately prior to the Effective Time.

(b) Restricted Stock. At the Effective Time, each share of Company Common Stock granted under an Equity Plan then outstanding that remains subject to vesting or other lapse restrictions (collectively, the “Restricted Stock”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be assumed by Holdings. Each share of Restricted Stock so assumed by Holdings under this Agreement will continue to have, and be subject to, the same terms and conditions as set forth in the applicable Equity Plan and any agreements thereunder in effect immediately prior to the Effective Time (including, without limitation, the vesting or other lapse restrictions (without acceleration thereof by virtue of the Merger and the transactions contemplated hereby)), except that each share of Restricted Stock will be converted into one share of Holdings Common Stock, and each such share of Restricted Stock shall otherwise be treated in the same manner as each other share of Company Common Stock hereunder.

(c) Restricted Stock Units. At the Effective Time, each restricted stock unit granted under an Equity Plan that is then outstanding (collectively, the “RSUs”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be assumed by Holdings. Each RSU so assumed by Holdings under this Agreement will continue to have, and be subject to, the same terms and conditions as set forth in the applicable Equity Plan and any agreements thereunder immediately in effect prior to the Effective Time (including, without limitation, the vesting schedule (without acceleration thereof by virtue of the Merger and the transactions contemplated hereby)), except that each RSU will be converted into an RSU subject to that number of shares of Holdings Common Stock equal to the number of shares of Company Common Stock which were subject to such RSU immediately prior to the Effective Time.

SECTION 2.04. Effect on Warrants. At the Effective Time, each warrant to purchase shares of the Company Common Stock that is then outstanding (each, a “Company Warrant”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be assumed by Holdings (each, an “Assumed Warrant”). Each Assumed Warrant will continue to have, and be subject to, the same terms and conditions as set forth in the applicable Company Warrant immediately in effect prior to the Effective Time, except that subject to the terms of the Company Warrants, from and after the Effective Time, (a) each such Assumed Warrant may be exercised solely to purchase shares of Holdings Common Stock, (b) the number of shares of Holdings Common Stock issuable upon exercise of such Assumed Warrant shall be equal to the number of shares of Company Common Stock that were issuable upon exercise under the corresponding Company Warrant immediately prior to the Effective Time and (c) the per share exercise price under such Assumed Warrant shall be identical to the per share exercise price of the corresponding Company Warrant immediately prior to the Effective Time.

ARTICLE III

ACTIONS TO BE TAKEN IN CONNECTION WITH THE MERGER

SECTION 3.01. Assumption of Equity Plans. Holdings and the Company hereby agree that they will, at or promptly following the Effective Time, execute, acknowledge and deliver an assignment and assumption agreement (the “Assignment and Assumption Agreement”) pursuant to which, from and after the Effective Time, the Company will assign to Holdings, and Holdings will assume and agree to perform, all obligations of the Company pursuant to (i) the Equity Plans and (ii) each stock option agreement, restricted stock agreement, restricted stock unit agreement and/or any other similar agreement entered into pursuant to the Equity Plans, including, without limitation, each outstanding Option, Restricted Stock or RSU award granted thereunder (collectively, the “Award Agreements”). At or promptly following the Effective Time, the Equity Plans and the Award Agreements shall each be amended as necessary to provide that references to the Company in such agreements shall be read to refer to Holdings.

SECTION 3.02. Reservation of Shares. On or prior to the Effective Time, Holdings shall take all action reasonably necessary or appropriate to have available for issuance or transfer a sufficient number of shares of Holdings Common Stock for delivery upon exercise of the Options or settlement of the RSUs, in each case, under the Equity Plans, as applicable, or upon issuance under any other award agreements.

SECTION 3.03. Amendments to Registration Statements. As of the Effective Time, Holdings shall be deemed a “successor issuer” for purposes of continuing certain offerings of the Company under the Securities Act of 1933, as amended (the “Securities Act”). As soon as practicable following the Merger, Holdings will, to the extent deemed appropriate, file post-effective amendments to the Company’s registration statements on Forms S-8 covering the Equity Plans, adopting such registration statements as its own registration statements for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and setting forth any additional information necessary to reflect any material changes made in connection with or resulting from the succession, or necessary to keep the registration statements from being misleading in any material respect.

SECTION 3.04. Section 16 Matters. The Company and Holdings shall cause any dispositions of shares of Company Common Stock (including derivative securities with respect to shares of Company Common Stock) or acquisitions of shares of Holdings Common Stock (including derivative securities with respect to shares of Holdings Common Stock) resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE IV

CONDITIONS PRECEDENT

SECTION 4.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by law) waiver by Holdings and the Company on or prior to the Effective Time of the following conditions:

(a) Tax Opinion. The Board of Directors of the Company shall have received evidence in form and substance reasonably satisfactory to it indicating that holders of Company Common Stock will not recognize gain or loss for United States federal income tax purposes as a result of the Merger.

(b) Consents. All third party and governmental consents and approvals required, or deemed by the Board of Directors of the Company advisable, to be obtained under any note, bond, mortgage, deed of trust, security interest, indenture, law, regulation, lease, license, contract, agreement, exchange membership, exchange allocation plan or instrument or obligation to which the Company or any subsidiary or affiliate of the Company is a party, or by which the Company or any subsidiary or affiliate of the Company, or any property of the Company or any subsidiary or affiliate of the Company may be bound, in connection with the Merger and the transactions contemplated thereby, shall have been obtained by the Company or its subsidiary or affiliate, as the case may be.

(c) Legality. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order that is in effect shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality of competent jurisdiction that prohibits or makes illegal the consummation of the Merger or the transactions contemplated hereby.

ARTICLE V

MISCELLANEOUS

SECTION 5.01. Termination. This Agreement may be terminated at any time prior to the Effective Time by mutual written consent of Holdings and the Company. In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, and neither the Company, Holdings, Merger Sub nor their respective stockholders, directors or officers shall have any liability with respect to such termination or abandonment.

SECTION 5.02. Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 5.03. Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article of or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neutral genders of such term. Any law defined or referred to herein means such law as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.

SECTION 5.04. Parties in Interest. This Agreement shall be binding upon and inure to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

SECTION 5.05. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or other electronic image scan transmission).

SECTION 5.06. Entire Agreement. This Agreement, together with the Assignment and Assumption Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

SECTION 5.07. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS CONFLICT OF LAWS PRINCIPLES.

SECTION 5.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 5.09. Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby.

SECTION 5.10. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

[signature page follows]

IN WITNESS WHEREOF, Holdings, the Company and Merger Sub have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

SIRIUS XM RADIO INC.

By:	/s/ Patrick L. Donnelly
Patrick L. Donnelly
Executive Vice President, General Counsel and Secretary

SIRIUS XM HOLDINGS INC.

By:	/s/ Patrick L. Donnelly
Patrick L. Donnelly
Secretary

SIRIUS XM MERGER SUB INC.

By:	/s/ Patrick L. Donnelly
Patrick L. Donnelly
Secretary

[Signature Page to Reorganization Merger Agreement]

Exhibit A

CERTIFICATE OF MERGER

OF

SIRIUS XM MERGER SUB INC.

WITH AND INTO

SIRIUS XM RADIO INC.

Pursuant to Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), Sirius XM Radio Inc., a Delaware corporation (the “Corporation”), in connection with the merger of Sirius XM Merger Sub Inc., a Delaware corporation (“Merger Sub”), with and into the Corporation (the “Merger”), hereby certifies as follows:

FIRST: The names and states of incorporation of the constituent corporations to the Merger are:

Name	State of Incorporation

Sirius XM Radio Inc.	Delaware
Sirius XM Merger Sub Inc.	Delaware

SECOND: An Agreement and Plan of Merger, dated as of November 14, 2013, by and among Sirius XM Holdings Inc., the Corporation and Merger Sub (the “Merger Agreement”), setting forth the terms and conditions of the Merger, has been approved, adopted, executed and acknowledged by each of the Corporation and Merger Sub in accordance with Section 251(g) of the DGCL.

THIRD: The name of the surviving corporation is Sirius XM Radio Inc. (the “Surviving Corporation”).

FOURTH: The Amended and Restated Certificate of Incorporation of the Corporation as in effect immediately prior to the Merger shall be the certificate of incorporation of the Surviving Corporation with the addition of a new Article TWELVE which shall be added thereto, reading as follows:

“TWELVE: Other than the election or removal of directors of the Corporation, any act or transaction by or involving the Corporation that requires for its adoption under the General Corporation Law of the State of Delaware or this Amended and Restated Certificate of Incorporation the approval of the stockholders of the Corporation shall, pursuant to Section 251(g)(7)(i) of the General Corporation Law of the State of Delaware, require, in addition, the approval of the stockholders of Sirius XM Holdings Inc. (or any successor by merger), by the same vote as is required by the General Corporation Law of the State of Delaware and/or this Amended and Restated Certificate of Incorporation.”

FIFTH: The Merger shall become effective at 12:01 a.m. New York time on November 15, 2013.

SIXTH: The executed Merger Agreement is on file at the office of the Surviving Corporation located at 1221 Avenue of the Americas, New York, NY 10020. A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either the Corporation or Merger Sub.

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IN WITNESS WHEREOF, this Certificate of Merger has been executed on this 14th day of November, 2013.

SIRIUS XM RADIO INC.

By:	/s/ Patrick L. Donnelly
Patrick L. Donnelly
Executive Vice President,
General Counsel and Secretary